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                                                                     EXHIBIT 2.2

                               AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT

         This Amendment No 1, dated as of March 25, 2002, amends and modifies the Asset Purchase Agreement (the "Purchase Agreement") dated as of March 21, 2002, by and between Digi International Inc., a Delaware corporation ("Digi"), and Communications Systems, Inc., a Minnesota corporation ("CSI"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

         The Purchase Agreement is hereby amended as follows:

         1. Section 2.3(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

                           "(b) The amount determined under this Section 2.3 shall be paid at Closing as follows:

                  (i) $8,058,932.00 less the Escrow Amount shall be paid in cash or by wire transfer of funds to Seller; and

                  (ii) $200,000.00 shall be paid in cash or by wire transfer of funds to an escrow account pursuant to the terms of Section 2.6 (the "Escrow Amount")."

         2. Section 2.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

                           "(a) The Recent Accounts Receivable and Recent Inventory reports attached to this Agreement, as amended by Amendment No. 1, as Schedule 1.23 and Schedule 1.24 reflect Seller's determination of the Accounts Receivable and Inventory as of the Closing Date, including any applicable reserves. Following the Closing Date, Seller and Buyer shall jointly conduct a review of Accounts Receivable and Inventory, including, at the request of either party, a physical inventory of the Inventory.

                           (b) Buyer must, as soon as reasonably practicable after the Closing Date but not later than ten (10) days after the Closing Date, prepare a statement with respect to the Closing Date Valuations (the "Closing Statement") setting forth Buyer's calculation as of the Closing Date, in reasonable detail, of the value of the Accounts Receivable and Inventory as of the Closing Date as compared to the value of the Recent Accounts Receivable and Recent Inventory determined in accordance with the procedures and methodologies set forth on Schedule 2.4 hereto, as well as a final determination set forth on an amended Schedule 1.7 of those Category II Employees it intends to terminate on or before June 30, 2002.


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                           (c) Within ten (10) days after receipt of the Closing
         Statement, Seller must give Buyer written notice of any exceptions to Buyer's calculation of the Closing Date Valuations.

                                    (i) If Seller has not given Buyer such
         written notice within that ten-day period, then the values set forth in the Closing Statement will be conclusive and binding on the parties.

                                    (ii) If Seller gives Buyer such written
         notice within that ten-day period, then Buyer and Seller shall promptly endeavor to resolve any disputes. If Seller and Buyer fail to reach an agreement with respect to such matters on or before ten (10) days after Seller has delivered written notice to Buyer of exceptions to the Closing Statement, then, as to such matters remaining in dispute, the Seller and the Buyer shall promptly retain an accounting firm ("Firm") acceptable to Buyer and Seller, which has not rendered accounts or other services to either Buyer or Seller for at least three years. The Firm shall make an independent determination of any matters in dispute and deliver an opinion to Buyer and Seller within 45 days of the Firm's retention, which determination will be conclusive and binding on the parties. If, following any determinations made by the Firm, the Closing Date Valuations shall be within $50,000 of the Closing Statement prepared by Buyer, Seller shall be responsible for all fees and expenses of the Firm. If, following any determinations made by the Firm, the Closing Date Valuations are not within $50,000 of the Closing Statement prepared by Buyer, Buyer shall be responsible for all fees and expenses of the Firm."

         3. Sections 4.10 and 4.11 of the Purchase Agreement are hereby amended and restated in their entireties as follows:

                           "4.10 Inventory. The Inventory consists of items of a quality and condition that are usable in the ordinary course of business for the purposes for which intended. The quantity of each item of Inventory as of the Closing Date is that number respectively stated on Schedule 1.24.

                           4.11 Accounts. All Accounts Receivable set forth on
         Schedule 1.23 have arisen in the ordinary course of the MiLAN Business and represent valid obligations due Seller as of the Closing Date."



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         4. The following schedules to the Purchase Agreement are amended and restated in their entireties in the forms attached to this Amendment No.1:

                  Schedule 1.8 - Category II Employees and Assumed Severance
                    Cost Compilation
                  Schedule 1.9 - Category III Employees
                  Schedule 1.23 - Recent Accounts Receivable Statement
                  Schedule 1.24 - Recent Inventory Statement
                  Schedule 2.4 - Criteria for Evaluation of Inventory and
                                 Receivables

         5. Except as amended as set forth above, the Purchase Agreement shall continue in full force and effect.


                            [Signature Page Follows]





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Purchase Agreement to be duly executed as of the date first written above.


                                        DIGI INTERNATIONAL INC.


                                        By   /s/ Joseph T. Dunsmore
                                          --------------------------------------
                                        Its President and CEO
                                           -------------------------------------


                                        COMMUNICATIONS SYSTEMS, INC.


                                        By   /s/ Paul N. Hanson
                                          --------------------------------------
                                        Its  CFO
                                           -------------------------------------






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